UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 10, 2015

MMA Capital Management, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement for the Executive Vice President and Chief Financial Officer

On July 10, 2015, the registrant entered into an employment agreement with David C. Bjarnason, to become its Executive Vice President effective August 3, 2015 and to succeed Lisa M. Roberts as Chief Financial Officer effective the day following the filing of the Company’s Form 10-Q for the quarterly period ended June 30, 2015 (“Second Quarter Report”). A brief description of the material terms and conditions of this agreement are set forth below under Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2015, the registrant and David C. Bjarnason executed an employment agreement effective as of August 3, 2015 and continuing until August 2, 2018 pursuant to which Mr. Bjarnason becomes an Executive Vice President of the Company and will become Chief Financial Officer effective the day following the filing of the Company’s Second Quarter Report on Form 10-Q. Mr. Bjarnason joins the Company from Fannie Mae, where he was a finance officer who served in senior management roles in Fannie Mae's accounting policy, external reporting and financial planning and analysis functions. Prior to joining Fannie Mae, Mr. Bjarnason served in senior finance, consulting and financial statement audit roles with JPMorgan Chase & Co., CapitalSource, Inc., Freddie Mac, Deloitte LLP and KPMG LLP. Mr. Bjarnason earned his B.B.A. in accounting from the College of William & Mary.

The employment agreement contains the following material terms and conditions:

•	The agreement provides for an annual rate of base compensation for calendar years 2015 and 2016 of $400,000, $440,000 for 2017 and $480,000 for 2018. These amounts are Mr. Bjarnason’s minimum base compensation for each year and may be increased at the discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”).

•	In addition to his base compensation, Mr. Bjarnason is eligible to receive annual incentive compensation of up to 70% of base compensation payable in cash, shares, options or otherwise as determined by the Compensation Committee based on individual and company performance. For calendar year 2015, Mr. Bjarnason’s incentive compensation shall be $200,000.

•	The Company may terminate the agreement for cause, which includes Mr. Bjarnason’s gross negligence, intentional misconduct, conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. "Cause" also includes certain violations of the law and certain failures by Mr. Bjarnason to perform services reasonably requested of him. If we terminate the agreement for cause or Mr. Bjarnason terminates the agreement for other than good reason (as defined in the Agreement), he will receive his base salary up through the date of termination but no portion of any incentive compensation for the fiscal year of termination.

•	Upon termination of the agreement (i) by the Company without cause, (ii) by Mr. Bjarnason for good reason or (iii) because of disability, Mr. Bjarnason is entitled to receive benefits through the date of termination, a cash severance of $650,000 to be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, and any outstanding deferred cash and equity awards will become fully vested.

•	In the event there is a change of control , as defined in the Municipal Mortgage & Equity 2010 Share Incentive Plan (which does not apply to a change of control approved by the Board of Directors of the Company as constituted immediately prior to the date such change of control occurs or is deemed to occur), any termination event within the first six (6) months following a change of control shall be deemed to be without cause unless the reason for termination is related to: 1) intentional misconduct; 2) receipt of money in connection with his employment in knowing violation of law; 3) breach of the noncompetition provisions of the agreement; or 4) unappealable conviction of a crime (other than traffic violations).

•	The agreement provides for a death benefit equal to $500,000 in the event of Mr. Bjarnason’s death.

•	The agreement includes a covenant not to compete whereby Mr. Bjarnason has agreed not to compete with the company, not to divulge confidential company information, and not to solicit Company employees or customers for a period of time following the end of his employment with the company. The term of the non-compete extends to the later of (i) the date which is twelve months from the date of termination, or (ii) August 2, 2018.

•	The agreement requires us to indemnify Mr. Bjarnason from any and all liability for acts or omissions performed in the course of his employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between Mr. David C. Bjarnason and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMA Capital Management, LLC

July 16, 2015	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Mr. David C. Bjarnason and the Registrant